Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
dated as of
November 25, 2008
among
MEMORY PHARMACEUTICALS CORP.,
HOFFMANN-LA ROCHE INC.
and
900 NORTH POINT ACQUISITION CORPORATION

TABLE OF CONTENTS

Page
Article 1
Definitions

Section 1.01. Definitions	1
Section 1.02. Other Definitional and Interpretative Provisions	7

Article 2
The Offer

Section 2.01. The Offer	8
Section 2.02. Company Action	10
Section 2.03. Directors	11
Section 2.04. Top-Up Option	12

Article 3
The Merger

Section 3.01. The Merger	14
Section 3.02. Conversion of Shares	14
Section 3.03. Surrender and Payment	15
Section 3.04. Dissenting Shares	16
Section 3.05. Stock Options	17
Section 3.06. Warrants	17
Section 3.07. Employee Stock Purchase Plan	17
Section 3.08. Adjustments	17
Section 3.09. Withholding Rights	17
Section 3.10. Lost Certificates	18

Article 4
The Surviving Corporation

Section 4.01. Certificate of Incorporation	18
Section 4.02. Bylaws	18
Section 4.03. Directors and Officers	18

Article 5
Representations and Warranties of the Company

Section 5.01. Corporate Existence and Power	18
Section 5.02. Corporate Authorization	19
Section 5.03. Governmental Authorization	19
Section 5.04. Non-contravention	20
Section 5.05. Capitalization	20
Section 5.06. Subsidiaries	21

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ii

iii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 25, 2008, among MEMORY PHARMACEUTICALS CORP., a Delaware corporation (the “Company”), HOFFMANN-LA ROCHE INC., a New Jersey corporation (“Parent”), and 900 NORTH POINT ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).
W I T N E S S E T H :
     WHEREAS, the respective boards of directors of the Company, Parent and Merger Subsidiary have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, on the terms and subject to the conditions set forth herein, Parent will cause Merger Subsidiary to commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding shares of common stock, $0.001 par value, of the Company (collectively, the “Shares”) at a price of $0.61 per Share (the “Offer Price”), net to the seller in cash;
     WHEREAS, following consummation of the Offer, the parties intend that Merger Subsidiary will be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, as an inducement to and condition to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a Tender and Support Agreement with Parent (the “Tender and Support Agreement”) simultaneously with the execution and delivery of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:
     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third-Party offer, proposal or inquiry relating to (i) any acquisition or purchase, direct or indirect, of (A) assets of the Company and its Subsidiaries (including securities of Subsidiaries) representing 20% or more of the consolidated assets of the Company and its Subsidiaries or (B) 20% or more of the outstanding shares of any class of equity or voting securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 20% or more of the outstanding shares of any class of equity or voting securities of the Company, or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company and/or any of its Subsidiaries whose assets constitute in the aggregate 20% or more of the consolidated assets of the Company; provided, however, that neither a collaboration agreement nor a license agreement offered, proposed or inquired as to by the Company or a Third Party in the ordinary course of business consistent with past practices shall constitute an “Acquisition Proposal”.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that neither Genentech nor Chugai shall be deemed an Affiliate of Parent or any of its Subsidiaries for purposes of this Agreement.
     “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
     “Chugai” means Chugai Pharmaceutical Co., Ltd, a Japanese company.
     “Code” means the Internal Revenue Code of 1986.
     “Company Balance Sheet” means the balance sheet of the Company as of December 31, 2007 and the footnotes thereto set forth in the Company 10-K.
     “Company Balance Sheet Date” means December 31, 2007.
     “Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.
     “Company Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (B) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Company and its Subsidiaries operate and not specifically relating to or having materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (C) acts of war, sabotage or terrorism or natural disasters involving the United States of America not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (D) changes in GAAP, (E) the delisting of the Shares from the NASDAQ Capital Market, (F) a decrease in the market price or an increase or decrease in the trading volume of the Shares, (G) any and all developments, including the occurrence of any adverse events or the failure to achieve the specified end points in such trial, with respect to the Company’s current Phase 2a clinical trial in Cognitive Impairment Associated with Schizophrenia (but not excluding any effects resulting from actions or omissions of the Company in connection with the conduct of such clinical trial, which, disregarding all materiality and Company Material Adverse Effect qualifiers contained therein, would constitute a breach of any representation or warranty contained in Section 5.12 or Section 5.20 of this Agreement), (H) any and all developments, including the occurrence of any adverse events or the failure to achieve any specified end points or results from any clinical trials conducted by Parent or any of its Affiliates with respect to compounds covered by the Amended and Restated Strategic Alliance Agreement (Nicotinic Alpha-7 Program) dated February 27, 2006, by and among F. Hoffmann-La Roche Ltd, Hoffmann-La Roche Inc. and the Company, as amended, and any pre-clinical studies conducted by Parent or any of its Affiliates with respect to such compounds, (I) the occurrence of an Event of Default pursuant to Section 9.3 of the Loan and Security Agreement, dated as of March 16, 2007, between the Company and Hercules Technology Growth Capital, Inc., as amended, (J) any failure by the Company to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (K) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Company Material Adverse Effect) or (L) the announcement or consummation of the transactions contemplated by this Agreement; or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement.
     “Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007.
     “Company Warrant” means each unexercised warrant to purchase Shares, whether fully exercisable or not, outstanding immediately prior to the Effective Time.
     “Delaware Law” means the General Corporation Law of the State of Delaware.

     “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.
     “Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other third party, relating to human health and safety, the protection of the environment or to Hazardous Substances.
     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.
     “Exon-Florio” means Section 721 of Title VII of the Defense Production Act of 1950 (50 U.S.C. App. 2170).
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
     “GAAP” means generally accepted accounting principles in the United States.
     “Genentech” means Genentech, Inc., a Delaware corporation.
     “Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.
     “Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including any substance, waste or material regulated under any Environmental Law.

     “Knowledge” means, with respect to the Company, the actual knowledge after reasonable inquiry of any of the persons listed on Section 1.01(a) of the Company Disclosure Schedule.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, but excluding any license. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
     “1933 Act” means the Securities Act of 1933.
     “1934 Act” means the Securities Exchange Act of 1934.
     “Parent Material Adverse Effect” means a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission.
     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person; provided that neither Genentech nor Chugai shall be deemed a Subsidiary of Parent or any of its Subsidiaries for purposes of this Agreement.
     “Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.
     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptance Date	2.01
Adverse Recommendation Change	7.04
Agreement	Preamble
Board of Directors	2.02
Certificates	3.03
CFIUS	5.03

Term	Section
Closing	3.01
Collaboration Partner	5.20
Company	Preamble
Company Board Recommendation	5.02
Company Disclosure Documents	5.09
Company ESPP	3.07
Company Intellectual Property	5.10
Company Permits	5.20
Company Pharmaceutical Products	5.20
Company Proxy Statement	5.09
Company Registered Intellectual Property	5.15
Company SEC Documents	5.07
Company Securities	5.05
Company Stock Option	3.05
Company Subsidiary Securities	5.06
Company Stockholder Approval	5.02
Company Stockholder Meeting	7.02
Compensation Arrangement	5.18
Compensation Arrangement Approvals	5.18
Compensation Committee	5.18
Confidentiality Agreement	7.03
Continuing Directors	2.03
Continuing Employees	8.04
Covered Equity Investment	7.04
D&O Insurance	8.03
Effective Time	3.01
End Date	11.01
Exchange Agent	3.03
Equity Discussion Commencement Date	7.04
FDA	5.20
Filed SEC Documents	5.01
Indemnified Person	8.03
Independent Directors	2.03
Intellectual Property	5.15
Lease	5.14
License Agreement	5.15
Material Contract	5.19
Merger	3.01
Merger Consideration	3.02
Merger Subsidiary	Preamble
Minimum Condition	Annex I
NJDEP	9.01
Offer	Recitals
Offer Commencement Date	2.01
Offer Conditions	2.01

Term	Section
Offer Documents	2.01
Offer Price	Recitals
Permitted Investor	7.04
Parent	Preamble
Qualifying Acquisition Proposal	12.04
Representatives	7.04
Schedule TO	2.01
Schedule 14D-9	2.02
Shares	Recitals
Subsequent Offering Period	2.01
Superior Proposal	7.04
Surviving Corporation	3.01
Tax	5.16
Taxing Authority	5.16
Tax Return	5.16
Tender and Support Agreement	Recitals
Termination Fee	12.04
Top-Up Notice	2.04
Top-Up Option	2.04
Top-Up Shares	2.04
Uncertificated Shares	3.03
     Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.

     References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.
ARTICLE 2
THE OFFER
     Section 2.01. The Offer. (a) Provided that nothing shall have occurred that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I hereto (the “Offer Conditions”), as promptly as practicable after the date hereof Merger Subsidiary shall commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer. Merger Subsidiary shall use its reasonable best efforts to commence the Offer within five Business Days after the date hereof. The Offer shall be subject to the Offer Conditions. The date on which Merger Subsidiary commences the Offer is referred to as the “Offer Commencement Date”.
     (b) Merger Subsidiary expressly reserves the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided that, without the prior written consent of the Company, which consent may be granted or withheld by the Company in its sole discretion, Merger Subsidiary shall not:
     (i) waive or change the Minimum Condition (as defined in Annex I);
     (ii) decrease the Offer Price;
     (iii) change the form of consideration to be paid in the Offer;
     (iv) decrease the number of Shares sought in the Offer;
     (v) extend or otherwise change the expiration date of the Offer except as otherwise provided herein; or
     (vi) otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner adverse to the holders of the Shares.
     (c) Unless extended as provided in this Agreement, the Offer shall expire on the date that is twenty business days (calculated as set forth in Rule 14d-1(g)(3) under the 1934 Act) after the Offer Commencement Date. Notwithstanding the foregoing, Merger Subsidiary shall extend the Offer (i) from time to time if, at the scheduled or extended expiration date of the Offer, any of the Offer Conditions (other than the Minimum Condition) shall not have been satisfied or waived, until such Offer Conditions are satisfied or waived, (ii) from time to time if, at the scheduled or extended expiration date of the Offer all of the Offer Conditions (other than the Minimum Condition) have been satisfied or waived but the Minimum Condition is not satisfied, for a period of 5 business days (calculated as set forth in Rule 14d-1(g)(3) under the 1934 Act) (provided that the Offer shall not be required to be extended more than twice in-a-row pursuant to this clause (ii)), and (iii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period otherwise required by Applicable Law; provided that Merger Subsidiary shall not be required to extend the Offer beyond the End Date unless Parent or Merger Subsidiary is not then permitted to terminate this Agreement pursuant to Section 11.01(b)(i), in which case Merger Subsidiary shall be required to extend the Offer beyond the End Date. Following expiration of the Offer, Merger Subsidiary shall, if requested by the Company, or may, in its sole discretion, provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 of the 1934 Act.
     (d) Subject to the terms and conditions set forth in this Agreement, the requirements of Rule 14d-11 of the 1934 Act, and to the satisfaction or waiver of the Offer Conditions, Merger Subsidiary shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable (i) after the expiration of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer and (ii) all Shares validly tendered in the Subsequent Offering Period (the date on which Shares are first accepted for payment under the Offer, the “Acceptance Date”).
     (e) As soon as practicable on the Offer Commencement Date, Parent and Merger Subsidiary shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement reflecting the terms and conditions set forth in this Agreement (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable federal securities laws. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Parent and Merger Subsidiary shall use their reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Subsidiary shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Subsidiary shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent or Merger Subsidiary or their respective Affiliates or their counsel may receive from time to time from the SEC or its staff with respect to the Offer, the Schedule TO or Offer Documents promptly but in no event later than one Business Day after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Merger Subsidiary to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Subsidiary or their counsel in any discussions or meetings with the SEC.
     Section 2.02. Company Action. (a) The Company hereby consents to the Offer and represents that the board of directors of the Company (the “Board of Directors”), at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the Delaware Law and (iii) resolved, subject to Section 7.04(b), to recommend acceptance of the Offer and adoption of this Agreement by its stockholders. The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer.
     (b) As soon as practicable on the Offer Commencement Date, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, the Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.04(b), shall reflect the recommendations of the Board of Directors referred to above. Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by applicable federal securities laws. Parent, Merger Subsidiary and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Subsidiary and their counsel. The Company shall provide Parent, Merger

Subsidiary and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly but in no event later than one Business Day after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.
     Section 2.03. Directors. (a) Effective upon the Acceptance Date, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall use its reasonable best efforts to take all actions necessary to cause Parent’s designees to be elected or appointed to the Board of Directors, including by increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company shall also use its reasonable best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on each committee of the Board of Directors that represents the same percentage as such individuals represent on the Board of Directors. Notwithstanding the foregoing, until the Effective Time, the Company, Parent and Merger Subsidiary shall use their reasonable best efforts to ensure that (A) the Board of Directors shall have at least such number of directors as may be required by the rules of the NASDAQ Capital Market or the federal securities laws who are considered independent directors within the meaning of such rules and laws (“Independent Directors”) and (B) each committee of the Board of Directors that is required by such rules or securities laws to be comprised solely of, or a majority of, Independent Directors shall be so comprised; provided, however, that in such event, if the number of Independent Directors shall be reduced below the number of directors as may be required by such rules or securities laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall not be officers, directors, significant stockholders or designees of Parent, any of its Affiliates, Genentech or Chugai and who shall be deemed to be Independent Directors for all purposes of this Agreement, or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of the NASDAQ Capital Market and the federal securities laws, to fill such vacancies who shall not be officers, directors, stockholders or designees of Parent, any of its Affiliates, Genentech or Chugai and such persons shall be deemed to be Independent Directors for all purposes of this Agreement.

     (b) The Company’s obligations to appoint Parent’s designees to the Board of Directors shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.
     (c) Following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent (the “Continuing Directors”) shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement by the Company, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary, (iv) any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, (v) any agreement between the Company, on the one hand, and Parent, Merger Subsidiary, Genentech or Chugai or any of their respective Affiliates, on the other hand, and (vi) the taking of any action by the Company or any of its Subsidiaries that would prevent or materially delay the consummation of the Merger.
     Section 2.04. Top-Up Option. (a) Subject to Sections 2.04(b) and 2.04(c), the Company grants to Merger Subsidiary, an option irrevocable, for so long as this Agreement has not been terminated pursuant to the provisions hereof (the “Top-Up Option”), to purchase from the Company, up to the number of authorized and unissued Shares equal to the number of Shares that, when added to the number of Shares owned by Merger Subsidiary and any of its Affiliates at the time of the exercise of the Top-Up Option, constitutes one Share more than 90% of the Shares that would be outstanding immediately after the issuance of all Shares to be issued upon exercise of the Top-Up Option, calculated on a fully-diluted basis immediately prior to the Effective Time (such Shares to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”).
     (b) The Top-Up Option may be exercised by Merger Subsidiary in whole or in part, only once, at any time during the ten Business Day period following the Acceptance Date, or if any Subsequent Offering Period is provided, during the ten Business Day period following the expiration date of such Subsequent Offering Period, and only if Merger Subsidiary shall own as of such time less than 90% of the Shares outstanding on a fully-diluted basis; provided that notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable if the number of Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved Shares. The aggregate purchase price payable for the Top-Up Shares being purchased by Merger Subsidiary pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Shares by the Merger Consideration, without interest. Such purchase price may be paid by Merger Subsidiary, at its election, either (A) entirely in cash or (B) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.
     (c) In the event Merger Subsidiary wishes to exercise the Top-Up Option, Merger Subsidiary shall deliver to the Company a notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that Merger Subsidiary intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Merger Subsidiary intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of such Top-Up Shares by Merger Subsidiary is to take place. The Top-Up Notice shall also include an undertaking signed by Parent and Merger Subsidiary that, as promptly as practicable following such exercise of the Top-Up Option, Merger Subsidiary intends to (and Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, as promptly as practicable after such exercise) consummate the Merger in accordance with Section 253 of Delaware Law as contemplated by Section 9.05. At the closing of the purchase of the Top-Up Shares, Parent and Merger Subsidiary shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Merger Subsidiary a certificate representing the Top-Up Shares. The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 12.01, and if not so consummated on such day, as promptly thereafter as possible. The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of Delaware Law as contemplated by Section 9.05 as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.
     (d) Parent and Merger Subsidiary understand that the Top-Up Shares will not be registered under the 1933 Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Subsidiary represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Merger Subsidiary for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the 1933 Act. Any certificates evidencing Top-Up Shares shall include any legends required by applicable securities laws.
     (e) Any dilutive impact on the value of the Shares as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any dissenting Shares pursuant to Section 262 of Delaware Law as contemplated by Section 3.04.
ARTICLE 3
THE MERGER
     Section 3.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).
     (b) Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.
     (c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).
     (d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.
     Section 3.02. Conversion of Shares. At the Effective Time:
     (a) Except as otherwise provided in Section 3.02(b), Section 3.02(c) or Section 3.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the price paid per Share in the Offer in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration.
     (b) Each Share held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.
     (c) Each Share held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.
     (d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 3.02(c)).
     Section 3.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a customary letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.
     (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.
     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred

Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
     (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.
     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to the Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to the Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
     (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.
     Section 3.04. Dissenting Shares. Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into the right to receive the Merger Consideration, unless and until such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.
     Section 3.05. Stock Options. At or immediately prior to the Effective Time, each option to purchase Shares outstanding under any employee stock option or compensation plan or arrangement of the Company (a “Company Stock Option”), whether or not vested or exercisable, shall be canceled, and the Company shall (and Parent shall cause the Company to) pay each holder of any such option at or promptly after the Effective Time for each such option an amount in cash determined by multiplying (a) the excess, if any, of the Merger Consideration per Share over the applicable exercise price of such option by (b) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.
     Section 3.06. Warrants. As of and after the Effective Time, from time to time and at any time upon the exercise of any Company Warrants by any holder thereof, Parent shall, or shall cause the Surviving Company to, deliver to such holder the amount of cash as if such holder had so exercised the Company Warrant for the Shares issuable upon such exercise of the Company Warrant immediately prior to the Effective Time.
     Section 3.07. Employee Stock Purchase Plan. The Company shall take all action that is necessary to (a) suspend all payroll deductions and cause the exercise of each outstanding purchase right under the Company’s Second Amended and Restated 2004 Employee Stock Purchase Plan (the “Company ESPP”) not later than the Effective Time; (b) provide that no further purchase interval or offering period shall commence under the Company ESPP following that date; and (c) immediately prior to and effective as of the Effective Time and subject to the consummation of the Merger, terminate the Company ESPP.
     Section 3.08. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase Shares granted under the Company’s stock option, employee stock purchase or compensation plans or arrangements, the exercise of any Company Warrants or the exercise of the Top-Up Option to purchase the Top-Up Shares), the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.
     Section 3.09. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Articles 2 and 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.
     Section 3.10. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.
ARTICLE 4
THE SURVIVING CORPORATION
     Section 4.01. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended, in such case consistent with the provisions of Section 8.03, in accordance with Applicable Law.
     Section 4.02. Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.
     Section 4.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a)the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Subject to Section 12.05, except as disclosed in any Company SEC Document filed after December 31, 2007 and before the date of this Agreement (the “Filed SEC Documents”) or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:
     Section 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.
     Section 5.02. Corporate Authorization. (a) The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, except for the approval of the Company’s stockholders in connection with the consummation of the Merger (if required by Applicable Law), this Agreement has been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares (if required by Applicable Law) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
     (b) At a meeting duly called and held, the Board of Directors (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) resolved, subject to Section 7.04(b), to recommend acceptance of the Offer and adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”).
     Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of Exon-Florio, including the filing of a joint voluntary notice of the transactions with the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to Section 9.01(b), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (iv) compliance with any applicable rules and regulations of The NASDAQ Capital Market and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 5.04. Non-contravention. Except as set forth in Section 5.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 5.05. Capitalization. (a) The authorized capital stock of the Company consists of 175,000,000 Shares and 5,000,000 shares of preferred stock. As of November 20, 2008, there were outstanding 82,243,050 Shares, no shares of preferred stock, Company Stock Options to purchase an aggregate of 7,911,443 Shares (of which options to purchase an aggregate of 5,024,510 Shares were exercisable) and Company Warrants to purchase an aggregate of 6,637,156 Shares all of which were exercisable and since November 20, 2008 through the date of this Agreement the Company has not taken any action that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 7.01(b) or Section 7.01(c). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 5.05 of the Company Disclosure Schedule contains a complete and correct list as of the date hereof of each outstanding Company Stock Option and Company Warrant to purchase Shares, including the holder, date of grant, exercise price, vesting schedule (in the case of Company Stock Options) and number of Shares subject thereto.
     (b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 5.05 and for changes since November 20, 2008 resulting from the exercise of Company Stock Options outstanding on such date and the purchase of Shares pursuant to the Company ESPP in accordance with its terms as in effect on the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.
     (c) Except as set forth in this Section 5.05, none of (i) the Shares or (ii) Company Securities are owned by any Subsidiary of the Company.
     Section 5.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly incorporated, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation and has all organizational power and authority to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     (b) Except as set forth in Section 5.06(b) of the Company Disclosure Schedule, all of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any Person, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.
     Section 5.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed by the Company since January 1, 2007 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).
     (b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act or the 1934 Act, as the case may be.
     (c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     (e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
     (f) The Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2007.
     (g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
     (h) Since January 1, 2007, the Company has complied in all material respects with the applicable corporate governance rules and regulations of The NASDAQ Global Market or The NASDAQ Capital Market, as applicable.
     (i) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and The NASDAQ Global Market or The NASDAQ Capital Market, as applicable, and the statements contained in any such certifications were complete and correct as of the dates made.
     Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).
     Section 5.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Company Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.
     (b) (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (c) The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents, the Schedule TO and the Offer Documents based upon information supplied by Parent or Merger Subsidiary or any of their representatives or advisors specifically for use or incorporation by reference therein.
     Section 5.10. Absence of Certain Changes. (a) Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     (b) Except as set forth in Section 5.10(b) of the Company Disclosure Schedule or the Filed SEC Documents, from the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 7.01 (excluding for this purpose, the first sentence thereof).
     Section 5.11. No Undisclosed Material Liabilities. Except as set forth in the Filed SEC Documents, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 5.12. Compliance with Laws and Court Orders. Except as set forth in the Filed SEC Documents, the Company and each of its Subsidiaries is in compliance with, and to the Knowledge of the Company is not under investigation with respect to and, since January 1, 2007, has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Offer, the Merger or any of the other transactions contemplated hereby.
     Section 5.13. Litigation. There is no action, suit, investigation or proceeding pending against or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries or any present or former officer, director or employee of the Company or any of its Subsidiaries solely in such individuals’ capacity as such, or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 5.14. Properties. (a) The Company and its Subsidiaries do not own any real property.

     (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and each Lease is described on Section 5.14(b) of the Company Disclosure Schedule and (ii) neither the Company nor any of its Subsidiaries is in violation of any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Lease.
     Section 5.15. Intellectual Property. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
     (i) except as set forth in Section 5.15(a)(i) of the Company Disclosure Schedule, the Company and its Subsidiaries own or otherwise possess legally enforceable rights to use all Intellectual Property that is owned or licensed by the Company and its Subsidiaries, and to the Knowledge of the Company, the Company and its Subsidiaries own, license or otherwise have sufficient rights to all Intellectual Property that is necessary to conduct the business of the Company and its Subsidiaries as currently conducted;
     (ii) and except as set forth in Section 5.15(a)(ii) of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not require any consent or other action by any Person with respect to, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) with respect to, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company and its Subsidiaries are entitled with respect to any Intellectual Property that is owned or licensed by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries otherwise have rights, other than off-the-shelf software that is commercially available on nondiscriminatory pricing terms; and
     (iii) there is no action, suit, investigation or proceeding pending or, to the Knowledge of the Company, which has been threatened in writing against the Company or any of its Subsidiaries (A) challenging or seeking to deny or restrict the rights of the Company or any of its Subsidiaries in any Intellectual Property that is owned or licensed by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries otherwise have rights or (B) alleging that the Company or any of its Subsidiaries has infringed, violated or otherwise misappropriated any Intellectual Property of a third party.

     (b) Except as set forth in License Agreements, there are no current or contingent material restrictions on the disclosure, use, license or transfer of the Company Intellectual Property (as defined below).
     (c) Except for any rights of any Person other than the Company under any License Agreements, the Company and its Subsidiaries are the sole and exclusive owners of all Intellectual Property that is owned by the Company or any of its Subsidiaries (the “Company Intellectual Property”), free and clear of any Lien except for such Liens as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, all of the Company Registered Intellectual Property is valid and enforceable. There is no judgment, injunction, order or decree of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries holding (or any settlement agreement otherwise resolving a claim) that any Company Intellectual Property is not owned by the Company or that any Company Intellectual Property or, to the Knowledge of the Company, any Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries is invalid, unenforceable or not infringed. There is no action, suit, investigation or proceeding pending or, to the Knowledge of the Company, threatened in writing by any Person challenging the ownership, validity or enforceability of any of the Company Intellectual Property or, to the Knowledge of the Company, any Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries. Other than pursuant to the License Agreements, no third party has been granted any current or contingent material license right or immunity by the Company or any of its Subsidiaries with respect to the Company Intellectual Property or any Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries. To the Knowledge of the Company, no third party has infringed, violated or otherwise misappropriated any Company Intellectual Property or any Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries in a manner that could materially impair the enforceability of such Intellectual Property.
     (d) To the Knowledge of the Company, each License Agreement is valid and binding on the Company and in full force and effect. The Company has in all material respects performed all of its obligations required to be performed by it under each License Agreement.
     (e) With respect to the Company Registered Intellectual Property, (i) all applications for Company Registered Intellectual Property have been properly made and filed; (ii) all registrations are properly registered; and (iii) all annuity, maintenance, renewal and other fees for which the last date for payment occurs prior to date of this Agreement have been paid. Effective written assignments constituting an unbroken, complete chain-of-title from the original owner(s) to the Company or its Subsidiaries have been obtained with respect to all of the Company Registered Intellectual Property and have been duly recorded with the appropriate Governmental Authorities to the extent such recordation is required.

     (f) The Company and its Subsidiaries have used reasonable commercial efforts to maintain the confidentiality of all Intellectual Property material to the Company and its Subsidiaries, taken as a whole, and the value of which is contingent upon maintaining the confidentiality thereof. To the Knowledge of the Company, no such Intellectual Property has been disclosed other than to employees, representatives, investors, Collaboration Partners, potential Collaboration Partners and agents all of whom are bound by written confidentiality agreements substantially in the form previously made available to Parent. Except as set forth in Section 5.15(f) of the Company Disclosure Schedule, the Company and its Subsidiaries have appropriate procedures in place designed to provide that all Intellectual Property conceived or developed by employees performing their duties for the Company and its Subsidiaries and by third parties performing research and development for the Company and its Subsidiaries have been assigned to the Company or any of its Subsidiaries. To the Knowledge of the Company, the Company and its Subsidiaries are in material compliance with all confidentiality agreements and other protective agreements protecting the Intellectual Property of third parties to which they are a party.
     (g) No government funding, facilities of a university, college, other educational institution or educational research center was used in the development of any material Company Intellectual Property or, to the Knowledge of the Company, any Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken of a whole.
     (h) For purposes of this Agreement:
     “Intellectual Property” means all U.S. and foreign (i) patents and all proprietary rights associated therewith (including statutory invention registrations), (ii) trademarks, service marks, trade names, trade dress, domain names, brand names, certification marks, corporate names and other indications of origin, together with all goodwill related to the foregoing, (iii) copyrights and designs and all rights associated therewith and the underlying works of authorship, (iv) all inventions, trade secrets, processes, formulae, methods, schematics, drawings, blue prints, technology, know-how, software, discoveries, ideas and improvements, (v) all registrations of any of the foregoing and all applications therefor and (vi) other proprietary or confidential information and materials.
     “Company Registered Intellectual Property” means all (i) patents and patent applications (including statutory invention registrations), (ii) trademark, trade name and service mark registrations (including Internet domain name registrations) and applications therefor and (iii) copyright registrations and applications included in the Company Intellectual Property and includes, without limitation, any of the foregoing registered, applied for or title to which is otherwise recorded in the name of the Company or any of its Subsidiaries.

     “License Agreement” means the agreements set forth on Section 5.15(h) of the Company Disclosure Schedule.
     Section 5.16. Taxes. (a) Each Tax Return required to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries has been timely filed and each such Tax Return is true and complete in all respects, except where the failure to timely file or to be true and complete would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     (b) Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes shown as due and payable on all Tax Returns that have been filed. Neither the Company nor any of its Subsidiaries has extended or waived any statute of limitations with respect to the applicable period for assessment with respect to any such income Tax Returns.
     (c) To the Knowledge of the Company, none of the income Tax Returns of the Company or any of its Subsidiaries has ever been examined by any Taxing Authority.
     (d) There is no audit, claim or suit now pending or, to the Knowledge of the Company, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     (e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code).
     (f) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
     (g) Neither the Company nor any of its Subsidiaries is, or has ever been, a member of an affiliated, consolidated, combined or unitary group other than a group of which the Company is the common parent, or a party to any existing agreement or arrangement, as a result of which liability to a Taxing Authority is determined by reference to, or takes account of, activities of any other Person, and has no liability for the payment of any amount as a result of being a party to any tax sharing agreement or with respect to the payment of any Taxes imposed on any Person as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).
     (h) For purposes of this Agreement:

     “Tax” (and, with correlative meaning, “Taxes”) means all taxes, charges, fees, duties, levies, penalties or other assessments, including income, gross receipts, excise, real and personal property, sales, use, transfer, license, payroll, social security, medicare, franchise, gains, built-in gains, unemployment insurance, escheat, workers’ compensation, employer health tax or other taxes, imposed by any Governmental Authority (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee.
     “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
     Section 5.17. Employee Benefit Plans. (a) Schedule 5.16(a) contains a correct and complete list identifying each material Employee Plan. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been furnished to Parent together with, if applicable, the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.
     (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.
     (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.
     (d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or favorable opinion letter, or has pending or has time remaining in which to file an application for such determination or opinion from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter or opinion letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters or opinion letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such

Employee Plan. No material events have occurred with respect to any Employee Plan that could reasonably be expected to result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.
     (e) Except as set forth in Section 5.17(e) of the Company Disclosure Schedule or the Filed SEC Documents, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or otherwise. Except as set forth in Section 5.17(e) of the Company Disclosure Schedule or the Filed SEC Documents, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.
     (f) Neither the Company nor any of its Subsidiaries has any liability in respect of health, medical or life insurance benefits provided post-retirement for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code or as required by Section 601 et seq. of ERISA or similar state law.
     (g) Except as set forth in Section 5.16(g) of the Company Disclosure Schedule, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation requirements or coverage requirements under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2007.
     (h) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.
     (i) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

     (j) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.
     (k) The Compensation Committee of the Board of Directors (the “Compensation Committee”) has (i) approved each Employee Plan pursuant to which consideration is payable to any officer, director or employee (each, a “Compensation Arrangement”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the 1934 Act, and (ii) taken all other actions necessary or advisable to satisfy the requirements of the non-exclusive safe harbor with respect to such Compensation Arrangement in accordance with Rule 14d-10(d)(2) under the 1934 Act (the approvals and actions referred to in clauses (i) and (ii) above, the “Compensation Arrangement Approvals”). The Board of Directors has determined that the Compensation Committee is composed solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the 1934 Act and the instructions thereto.
     Section 5.18. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are, and except for such matters that have been fully resolved with no obligations outstanding, have been for the past five years, in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.
     (b) There has been no environmental site investigation, study, audit, review or other analysis conducted of which the Company has Knowledge and which is in the possession or control of the Company or any Subsidiary in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent.
     (c) The consummation of the transactions contemplated hereby require no filings to be made or actions to be taken pursuant to the “Connecticut Property

Transfer Law” (Sections 22a-134 through 22-134e of the Connecticut General Statutes).
     (d) For purposes of this Section 5.18, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.
     Section 5.19. Material Contracts. Except as set forth in Section 5.19 of the Company Disclosure Schedule or the Filed SEC Documents, neither the Company nor any of its Subsidiaries is a party to or bound by any (i) agreement (other than those referenced in clauses (ii) and (iii) below) that would reasonably be expected to result in aggregate payments by or to the Company and its Subsidiaries on or after the date hereof of $100,000 or more, (ii) agreement with Collaboration Partners that (x) would reasonably be expected to result in aggregate payments by or to the Company and its Subsidiaries on or after the date hereof of $100,000 or more or (y) cannot be unilaterally terminated by the Company upon 30 days’ notice (excluding incidental provisions, including indemnities, that by their terms survive the termination of the relevant agreement), (iii) agreement pursuant to which the Company or any of its Subsidiaries grants to any third party, or receives from any third party, the right to use, or a covenant not to be sued under, any material Intellectual Property (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms which have an aggregate acquisition cost of $100,000 or less),(iv) agreement with (A) any Affiliate of the Company, (B) any Person directly or indirectly owning, controlling or holding the power to vote, 5% or more of the outstanding voting securities of the Company, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Company or any of its Affiliates (except, in the case of this clause (C), for any such agreement entered into on an arm’s length basis) or (D) any director or officer of the Company or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer, and (v) agreement (other than those referenced in clauses (i) through (iv) above) that is a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (each, a “Material Contract”). The Company has made available to Parent a true and complete copy of each Material Contract. Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) each of the Material Contracts is valid and in full force and effect and (y) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Material Contract has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract. Except as set forth in Section 5.19 of the Company

Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to any contract, agreement, arrangement or understanding containing any provision or covenant, other than as set forth in the Material Contracts, limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries).
     Section 5.20. Regulatory Matters; Permits. (a) All biological and drug products currently being developed or manufactured by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any Person pursuant to a development, manufacturing or other collaboration arrangement with the Company or any of its Subsidiaries (any such Person solely to the extent acting under or in respect of such arrangement, a “Collaboration Partner”) are being developed, manufactured, labeled, stored and tested in compliance with all applicable requirements under the Federal Food, Drug and Cosmetic Act of 1938, the Public Health Service Act and similar Applicable Laws in other jurisdictions in which such biological and drug products are intended to be sold, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (the biological and drug products described in this Section 5.20 being referred to herein as “Company Pharmaceutical Products”).
     (b) All clinical trials being conducted by the Company and any of its Subsidiaries, and to the Knowledge of the Company, all clinical trials being conducted by any Collaboration Partners with respect to Company Pharmaceutical Products, are being conducted in material compliance with all applicable standards for clinical trials for pharmaceuticals of the Food and Drug Administration (“FDA”), all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56 and all similar applicable standards and requirements in other jurisdictions in which the Company Pharmaceutical Products are being tested, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2007, (i) no clinical trial conducted by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their Collaboration Partners has been terminated or suspended prior to completion for safety or other non-business reasons, and (ii) neither the FDA nor any other Governmental Authority, clinical investigator, institutional review board or independent monitoring committee that has or had jurisdiction over or participated in any such clinical trial has initiated, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any such ongoing clinical trial.

     (c) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their Collaboration Partners has committed any act, made any statement or failed to make any statement with respect to Company Pharmaceutical Products, that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for any other Governmental Authority to invoke any similar policy. Additionally, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their Collaboration Partners or any of their respective officers, key employees or agents, has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or similar Applicable Laws in other jurisdictions in which the Company Pharmaceutical Products are intended to be sold or (ii) exclusion under 42 U.S.C. Section 1320a-7 or similar Applicable Laws in other jurisdictions in which the Company Pharmaceutical Products are intended to be sold.
     (d) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their Collaboration Partners has submitted any claim for payment, or caused any claim to be filed relating, to any payment program in violation of any Applicable Laws relating to false claims, anti-kickback or fraud, including the Federal False Claim Act (31 U.S.C. Section 3729) and the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     (e) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their Collaboration Partners has failed to comply with any applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. Section 3801 et. seq.) or similar Applicable Laws in other jurisdictions in which the Company Pharmaceutical Products are intended to be sold, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     (f) The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Authorities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in material compliance with the terms of the Company Permits. The representations and warranties in this Section 5.20(f) shall not apply with respect to any subject matter as to which Sections 5.20(a) through 5.20(e) contain a specific representation.
     Section 5.21. Finders’ Fees. Except for Lazard Frères & Co. LLC, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who would be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.
     Section 5.22. Opinion of Financial Advisor. The Board of Directors has received the opinion of Lazard Frères & Co. LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, the consideration to be paid to holders of Shares (other than as set forth in such opinion) pursuant to the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders.
     Section 5.23. Antitakeover Statutes. The Company has taken all action necessary to exempt the Offer, the Merger, this Agreement, the Tender and Support Agreement and the transactions contemplated hereby and thereby from Section 203 of Delaware Law. To the Knowledge of the Company, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Offer, the Merger, the Tender and Support Agreement or any of the transactions contemplated hereby and thereby.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PARENT
     Parent represents and warrants to the Company that:
     Section 6.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now conducted. Parent has heretofore made available to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect.
     Section 6.02. Corporate Authorization. Each of Parent and Merger Subsidiary has the requisite corporate power and authority to execute, deliver and perform it obligations under this Agreement and this Agreement has been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
     Section 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental

Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of Exon-Florio, including the filing of a joint voluntary notice of the transactions with CFIUS pursuant to Section 9.01(b), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     Section 6.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     Section 6.05. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
     Section 6.06. Financing. Parent has, or will have prior to the expiration of the Offer and the Merger, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to purchase all of the Shares outstanding on a fully-diluted basis and to pay all fees and expenses pursuant to the Offer and to consummate the Merger.
     Section 6.07. Ownership and Operations of Merger Subsidiary; Capitalization. (a) Parent owns beneficially all of the outstanding capital stock of Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities since the date of its incorporation, and prior to the

Effective Time will have no assets, operations, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated hereby.
     (b) All of the issued and outstanding share capital of Merger Subsidiary is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent.
     Section 6.08. Disclaimer of Other Representations and Warranties. Parent and Merger Subsidiary each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement:
     (a) neither the Company nor any of its Subsidiaries or their respective directors, officers or employees makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, and Parent and Merger Subsidiary are not relying on any representation or warranty except for those expressly set forth in this Agreement;
     (b) no person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, and if made, such representation or warranty shall not be relied upon by Parent or Merger Subsidiary as having been authorized by such party; and
     (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Subsidiary or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article 5 of this Agreement.
     Section 6.09. Beneficial Ownership. As of the date hereof, Parent, Merger Subsidiary and each of their Affiliates, collectively, beneficially own 500,926 Shares.
     Section 6.10. Certain Matters. To the knowledge of Parent, as of the date hereof, neither the Company nor any of its Subsidiaries has violated or breached in any material respect any of the provisions of the Amended and Restated Strategic Alliance Agreement dated March 30, 2007 between F. Hoffman-La Roche Ltd., Hoffman-La Roche Inc. and the Company, as amended.

ARTICLE 7
COVENANTS OF THE COMPANY
     The Company agrees that:
     Section 7.01. Conduct of the Company. From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 7.01 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries, without the written consent of Parent (which consent shall not be unreasonably withheld and it being understood that any such consent shall also be deemed to be a consent under the first sentence of this Section 7.01), to:
     (a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);
     (b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or Company Subsidiary Securities;
     (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (a) any shares of the Company Stock upon the exercise of Company Stock Options or Company Warrants that are outstanding on the date of this Agreement in accordance with the terms of those options or warrants on the date of this Agreement and (b) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);
     (d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for those contemplated by the capital expenditure budget set forth in Section 7.01(d) of the Company Disclosure Schedule; provided, that nothing in this Section 7.01 shall prevent the Company from making unbudgeted capital expenditures on an emergency basis to maintain, repair or replace equipment or facilities to the extent necessary to permit the Company to conduct its business in the ordinary course consistent with past practices (it being understood that the Company shall, to the extent practical under the circumstances, consult with Parent prior to making or committing to make such capital expenditures);
     (e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses other than supplies in the ordinary course of business in a manner that is consistent with past practices;
     (f) sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities or properties;
     (g) make any loans, advances not in the ordinary course of business consistent with past practices, or capital contributions to, or investments in, any other Person;
     (h) create, incur or assume any indebtedness for borrowed money or guarantees thereof;
     (i) (i) enter into any contract, agreement, arrangement or understanding of the type referred to in the last sentence of Section 5.19, (ii) enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries or (iii) enter into, amend or modify in any material respect or terminate any agreement, arrangement or understanding with any Collaboration Partner (or any Person that would be a Collaboration Partner upon entering into any such agreement, arrangement or understanding) that is not (or upon execution would not be) a Material Contract and would reasonably be expected to result in aggregate payments by or to the Company or its Subsidiaries on or after the date of any such amendment, modification or termination (absent such termination) of at least $50,000 but not more than $100,000 unless, solely in the case of this clause (iii), the Company has reasonably consulted with Parent prior to entering into, amending or modifying any such agreement, arrangement or understanding and provided Parent with a reasonable opportunity to review and comment upon the terms thereof;
     (j) (i) grant or increase any severance or termination pay (or amend any existing severance pay or termination arrangement) or enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries (other than changes to medical insurance contracts in the ordinary course);
     (k) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;
     (l) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the

Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;
     (m) except as may be required by Applicable Law, make or change any material Tax election, adopt or change any method of tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;
     (n) withdraw or modify, or permit the withdrawal or modification of, the Compensation Arrangement Approvals; or
     (o) agree, resolve or commit to do any of the foregoing.
     Section 7.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after the Acceptance Date (or, as applicable, after the consummation of any Subsequent Offering Period) for the purpose of voting on the approval and adoption of this Agreement and the Merger, unless Delaware Law does not require a vote of stockholders of the Company for consummation of the Merger. If required by Delaware Law to consummate the Merger, the Board of Directors shall recommend adoption of this Agreement by the stockholders of the Company. In connection with such meeting, the Company shall (a) promptly prepare and file with the SEC, shall use its reasonable best efforts to have cleared by the SEC and shall thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials required by law for such meeting, (b) use its reasonable best efforts to obtain the Company Stockholder Approval and (c) otherwise comply with all legal requirements applicable to such meeting. Notwithstanding the foregoing, the Company shall not be required to mail the Company Proxy Statement or any other proxy materials required by law relating to the vote of the Company’s stockholders with respect to the adoption of this Agreement prior to the Acceptance Date (or, as applicable, prior to the consummation of any Subsequent Offering Period).
     Section 7.03. Access to Information. From the date hereof until the Effective Time, upon reasonable prior written notice, during regular business hours and subject to Applicable Law and the Confidentiality Agreement dated October 29, 2008 between the Company and Parent, as amended on November 5, 2008 (the “Confidentiality Agreement”), the Company shall (a) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries (including access to perform physical examinations and to take radiation samples) as Parent may reasonably request, (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request, and (c) instruct the management, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its reasonable investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Nothing in this Section 7.03 shall require the Company (i) to permit any inspection, or to disclose any information , that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of Third Parties or violate any of the Company’s obligations with respect to confidentiality, (ii) to disclose any privileged information of the Company or its Subsidiaries or (iii) to disclose any information the disclosure of which could, in the reasonable judgment of the company, cause competitive harm to the Company if the transactions contemplated hereby are not consummated. In no event shall the Company be required to supply pursuant to this Section 7.03 to Parent, or Parent’s representatives, any information relating to indications of interest from, or discussions with, any potential acquirers of the Company, with respect to which Section 7.04 shall apply. All requests for access to the offices or books and records of the Company or its Subsidiaries shall be made to such representatives of the Company as the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder.
     Section 7.04. No Solicitation; Other Offers. (a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party that is seeking (to the knowledge of the Company) to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal or take any action or make any public statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (v) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.
     (b) Exceptions. Notwithstanding Section 7.04(a) or anything else in this Agreement, at any time prior to the Acceptance Date:
     (i) the Company, directly or indirectly through advisors, agents or other intermediaries or Representatives, may (A) engage in negotiations or discussions with any Third Party (and its Representatives) that has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Board of Directors determines in good faith is or could reasonably be expected to lead to a Superior Proposal (and communicate with any Third Party and its Representatives for the purpose of clarifying the terms and conditions of any bona fide, written Acquisition Proposal) and (B) furnish to such Third Party or its Representatives non-public and other information or provide access as described in Section 7.04(a)(ii) relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable in the aggregate in any material respect to the Company than those contained in the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party);
     (ii) the Board of Directors may make an Adverse Recommendation Change if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law; and
     (iii) the Board of Directors may approve and the Company may enter into a definitive agreement with respect to a Superior Proposal and they may take any actions listed in Section 7.04(a)(iv)ý, (v) or (vi), as applicable; provided that the Company shall have (A) complied in all material respects with the applicable provisions of this Section 7.04 and (B) substantially contemporaneously or previously terminated this Agreement and paid any amounts due pursuant to Section 12.04(b).
     In addition, nothing contained herein shall prevent the Board of Directors or the Company from complying with Rule 14d-9 or 14e-2 under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 7.04 or making any other disclosure required by Applicable Law; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an

Adverse Recommendation Change unless the Board of Directors reaffirms the Company Board Recommendation in such statement or in connection with such action, if so requested by Parent. It is understood and agreed that any “stop, look and listen” communication pursuant to Rule 14d-9(f) under the 1934 Act or other factually accurate public statement by the Company that, in each case, merely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change.
     (c) Required Notices. The Board of Directors shall not take any of the actions referred to in Section 7.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action (which notice shall be given 3 Business Days prior to the Board of Directors making an Adverse Recommendation Change in response to an Acquisition Proposal). In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or, to the knowledge of its directors or executive officers, by any of its Representatives) of a bona fide Acquisition Proposal, indication specifying that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has notified the Company that it is considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions (or a copy) of, any such Acquisition Proposal, indication or request. The Company shall keep Parent promptly and reasonably informed of the status and material terms and developments with respect to any such Acquisition Proposal, indication or request. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 7.04(c).
     (d) “Last Look”. Further, the Board of Directors shall not terminate this Agreement pursuant to Section 11.01(d)(i), unless (i) the Board of Directors has determined that such Acquisition Proposal constitutes a Superior Proposal, (ii) the Company notifies Parent, in writing at least four Business Days before taking that action, of its intention to do so and attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the third party making the Acquisition Proposal, and (iii) Parent does not make, within four Business Days after its receipt of that written notification, an offer that the Board of Directors has determined is at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood and agreed that any material amendment to the terms of such Superior Proposal shall require a new written notification from the Company and a new four Business Day period under this Section 7.04(d)).
     (e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, written Acquisition Proposal not solicited in contravention of this Section 7.04 (with all percentages in the definition of “Acquisition Proposal” changed to 50%) on terms that the Board of Directors determines in good faith, after consultation with an outside financial advisor and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable to the Company’s stockholders than as provided hereunder (taking into account any offer by Parent to amend the terms of this Agreement pursuant to Section 7.04(d)), which the Board of Directors determines is reasonably capable of being consummated.
     (f) Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 12 month period prior to the date hereof in connection with its consideration of any Acquisition Proposal relating to an acquisition of the Company or all or substantially all of the consolidated assets of the Company return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information).
     (g) Certain Discussions. Notwithstanding anything in this Section 7.04 to the contrary, at any time on or after January 10, 2009 and through the Acceptance Date, the Company may (i) engage in discussions (and negotiate the terms of, and proposed documentation for, a transaction) with Permitted Investors regarding a potential equity investment in the Company of no more than $6 million in the aggregate (a “Covered Equity Investment”) and (ii) provide confidential information to such parties in connection with such discussions, provided that (A) any such Permitted Investor to which confidential information is provided is subject to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with terms no less favorable in the aggregate in any material respect to the Company than those contained in the Confidentiality Agreement and (B) all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to any Permitted Investor. The Company shall not take any of the actions referred to in the immediately preceding sentence unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action and indicating the date on which discussions will commence (such date, the “Equity Discussion Commencement Date”), and the Company shall keep Parent promptly and reasonably informed of the status and material terms and developments with respect to any such discussions or Covered Equity Investment. In no event will the Company enter into any agreement in principle, letter of intent or term sheet, securities purchase agreement, acquisition agreement, option agreement or other agreement relating to a Covered Equity Investment prior to the termination of this Agreement. For purposes of this Agreement, “Permitted Investor” means a bona fide venture capital, private equity or other financial investor, provided that no such investor shall constitute a “Permitted Investor” if a significant biotechnology or pharmaceutical company owns or controls more than 19.9% of the equity or voting interests in such investor.
ARTICLE 8
COVENANTS OF PARENT
     Parent agrees that:
     Section 8.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement. Merger Subsidiary shall not conduct any business or make any investments other than in connection with the transactions contemplated by this Agreement.
     Section 8.02. Voting of Shares. Parent shall vote (or cause to be voted) all Shares beneficially owned by it or any of its Affiliates in favor of adoption of this Agreement at the Company Stockholder Meeting unless the Company Stockholder Meeting is not required for consummation of the Merger.
     Section 8.03. Director and Officer Liability. (a) Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
     (i) for six years after the Effective Time, indemnify and hold harmless the present and former officers, directors, employees and employee benefit plan fiduciaries of the Company or any of its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation (including Article Eighth, Section 5 thereof) and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law;
     (ii) for six years after the Effective Time, cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, and indemnification and advancement of expenses to

Indemnified Persons that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement; provided that if any claim is asserted against any individual entitled to the protections of such provisions within such six-year period, such provisions shall not be modified until the final disposition of any such claims;
     (iii) cause the Surviving Corporation to either (A) continue to maintain in effect for six years after the Effective Time the Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, the “D&O Insurance”) in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date hereof or (B) purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date hereof; provided that if the aggregate cost for such insurance coverage exceeds 225% of the current annual premium paid by the Company (which amount is set forth in Section 8.03(a)(iii) of the Company Disclosure Schedule), the Surviving Corporation shall be obligated to obtain D&O Insurance with the best available coverage with respect to matters occurring at or prior to the Effective Time for an aggregate cost of 225% of the current annual premium; and
     (iv) if Parent, the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (B) ceases to continue to exist for any reason, or (C) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.03. If the Surviving Corporation liquidates or dissolves, proper provision shall be made so that Parent shall assume the obligations set forth in this Section 8.03.
     (b) The rights of each Indemnified Person under this Section 8.03 shall be in addition to (and not in substitution for) any other rights such Indemnified Person may have under the certificate of incorporation or bylaws of the Company or equivalent organizational documents of any of its Subsidiaries, Delaware Law, or otherwise and are intended for the benefit of and shall be enforceable by such Indemnified Person and such Indemnified Person’s heirs, executors or similar representatives. The rights under this Section 8.03 shall survive consummation of the Merger and shall not be amended in a manner that is adverse to the Indemnified Persons without the consent of the Indemnified Persons affected thereby.

     Section 8.04. Employee Matters. Following the Effective Time, subject to Applicable Law, Parent will give each employee of Parent or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each a “Continuing Employee”) full credit for prior service with the Company or its Subsidiaries for purposes of (i) eligibility under any employee benefit plans and (ii) determination of benefit levels relating to vacation or severance plans and policies, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, except if such credit would result in a duplication of benefits. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company prior to the Closing and use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For a period of one year following the Effective Time, Parent shall provide the Continuing Employees who are employed by Parent or one of its Subsidiaries during such period with compensation and benefits (other than equity-based compensation) that is in the aggregate substantially equivalent to such compensation and benefits as in effect immediately prior to the Effective Time. Nothing in this Section 8.04 or elsewhere in this Agreement shall be construed as (x) conferring any legal rights upon any employee for continuation of employment by Parent or the Surviving Corporation or their Subsidiaries, (y) requiring Parent to implement, or limiting the rights of Parent to amend or discontinue, any fringe benefit plan, program or practice or any other employee benefit plan of any nature whatsoever, except as expressly provided otherwise in this Section 8.04, or (z) conferring upon any employee any rights or remedies under this Agreement (including under this Section 8.04, except as provided in the next sentence). Parent agrees to provide each Continuing Employee whose employment is terminated by Parent or the Surviving Corporation or their Subsidiaries during the 12-month period immediately following the Effective Time with (and each Continuing Employee shall have an enforceable right to) severance benefits that are no less favorable than the greatest of the severance benefits due under the terms of an employment agreement in effect immediately before the Effective Time, or an amount equal to the Continuing Employee’s monthly base salary in effect immediately before termination of employment (or, if greater, immediately before the Effective Time) for a period of three months plus an additional 1/2 month for each full year of service with the Company and the Parent up to a maximum of 12 months. Such severance amount shall be paid in a lump sum within 30 days after termination of employment.
     Section 8.05. Disclosure Documents. (a) The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.
     (b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 8.05 will not apply to statements or omissions included or incorporated by reference in the Schedule TO and the Offer Documents based upon information supplied to Parent or Merger Subsidiary by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.
ARTICLE 9
COVENANTS OF PARENT AND THE COMPANY
     The parties hereto agree that:
     Section 9.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.
     (b) In furtherance and not in limitation of the foregoing, (i) pursuant to Exon-Florio, Parent and the Company shall file a joint voluntary notice of the transactions contemplated hereby with CFIUS as promptly as practicable and in any event within five Business Days of the date hereof. Parent and Company shall supply as promptly as practicable any additional information and documentary material that may be requested by CFIUS in connection with such filing and (ii) the Company shall promptly make any filings, provide any documents and execute any agreements necessary to obtain any consents, authorizations and approvals from the New Jersey Department of Environmental Protection (“NJDEP”) pursuant to the requirements of the New Jersey Industrial Site Recovery Act and any related regulations promulgated thereunder necessary to permit the consummation of the transactions contemplated by this Agreement; provided that (A) the Company agrees that, prior to making any such filings or providing any such documents or other information to NJDEP, the Company shall have consulted with Parent and provided Parent with a reasonable opportunity to review and comment thereon and (B) the Company shall not execute any such agreements without the approval of Parent, which consent shall not be unreasonably withheld.
     Section 9.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.
     Section 9.03. Public Announcements. Parent and its Affiliates, on the one hand, and the Company, on the other hand, shall consult with each other, and use reasonable best efforts to accommodate the comments (including as to timing) of the other, before issuing any press release or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party hereto; provided that the foregoing shall not apply to any public statements with regard to an Acquisition Proposal or an Adverse Recommendation Change so long as any such public statement is made in compliance with Section 7.04. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates or representatives shall, without the prior consent of the Company, contact any employees in their capacity as employees (except for executive officers of the Company), customers or suppliers of the Company or its Subsidiaries, whether in person or by telephone, mail or other means of communication, prior to the Acceptance Date in connection with the transactions contemplated hereby.
     Section 9.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
     Section 9.05. Merger Without Meeting of Stockholders. If, at any time after the Acceptance Date, Parent, Merger Subsidiary and their Affiliates shall collectively own at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to be effected as soon as practicable without a meeting of stockholders of the Company in accordance with Section 253 of Delaware Law.
     Section 9.06. Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities of such Shares) in connection with the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.
     Section 9.07. Notices of Certain Events. Subject to Applicable Law, each of the Company and Parent shall promptly notify the other of:
     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
     (b) any significant notice or other significant communication received by the Company or Parent or any of their respective Affiliates from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
     (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

     (d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would cause any Offer Condition not to be satisfied; and
     (e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder that would cause any Offer Condition not to be satisfied;
provided that the delivery of any notice pursuant to this Section 9.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that the failure to deliver any notice required under Section 9.07(a), (c), (d) or (e) shall not constitute a breach of this Agreement for purposes of the Offer Conditions if the relevant inaccuracy (in the case of Section 9.07(d)) or failure (in the case of Section 9.07(e)) or matter disclosed (in the case of Section 9.07(a) or (c)) (i) is subsequently cured as of the relevant date to a sufficient extent that a failure of an Offer Condition therefrom does not exist or (ii) does not cause a failure of an Offer Condition therefrom in the first instance at the relevant date.
     Section 9.08. Stock Exchange De-listing. If, immediately prior to the Effective Time, the Company is listed on The Nasdaq Capital Market, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of The NASDAQ Capital Market to enable the de-listing by the Surviving Corporation of the Company Stock from The NASDAQ Capital Market and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time.
     Section 9.09. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.
ARTICLE 10
CONDITIONS TO THE MERGER
     Section 10.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) if required by Delaware Law, the Company Stockholder Approval shall have been obtained;
     (b) no Applicable Law shall prohibit the consummation of the Merger; and
     (c) Merger Subsidiary shall have purchased Shares pursuant to the Offer.
ARTICLE 11
TERMINATION
     Section 11.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
     (a) by mutual written agreement of the Company and Parent;
     (b) by:
     (i) (A) the Company if the Acceptance Date shall not have occurred on or before February 13, 2009 (the “End Date”, unless Parent terminates this Agreement pursuant to clause (y) of this Section 11.01(b)(i), in which case such earlier date of termination shall be the “End Date”), (B) Parent if the Acceptance Date shall not have occurred on or before the earlier to occur of (x) February 13, 2009 and (y) the 30th day after the Equity Discussion Commencement Date (or if such day is not a Business Day, the next succeeding Business Day) and (C) the Company or Parent if the Offer shall have expired without Merger Subsidiary or Parent having purchased any Shares pursuant thereto; provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time; or
     (ii) either the Company or Parent, if there shall be any Applicable Law that (A) makes consummation of the Offer or consummation of the Merger illegal or otherwise prohibited or (B) enjoins Merger Subsidiary from consummating the Offer or the Company, Parent or Merger Subsidiary from consummating the Merger and such injunction, order, judgment, decree, ruling or other similar requirement shall have become final and nonappealable;
     (c) by Parent, if, prior to the Acceptance Date:
     (i) an Adverse Recommendation Change shall have occurred;

     (ii) there shall have been an intentional and material breach of Section 7.04; or
     (iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in clauses (ii)(B) or (C) of Annex I to exist and is incapable of being cured by the End Date;
     (d) by the Company:
     (i) pursuant to Section 7.04(b)(iii); or
     (ii) if prior to the Acceptance Date, a breach in any material respect of any representation or warranty or failure to perform in any material respect any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that is incapable of being cured by the End Date.
The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.
     Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the intentional (a) failure of either party to fulfill a condition to the performance of the obligations of the other party or (b) material breach by either party of a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure (which liability or damages incurred or suffered by the Company shall be deemed to include, notwithstanding Section 12.06 and without derogation from Section 12.13, liability to the Company (for the benefit of its stockholders) for amounts that would have been recoverable by the Company’s stockholders if all such stockholders brought an action against Parent and were recognized as intended third party beneficiaries hereunder notwithstanding the failure of the Offer or Merger to be consummated (as though the Company were its stockholders and regardless of any sale by any stockholder of any of its Shares), which liability or damages shall be compensable solely in an action brought by the Company). The provisions of this Section 11.02 and Sections 12.04, 12.07, 12.08 and 12.09 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12
MISCELLANEOUS
     Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent or Merger Subsidiary, to:
Hoffmann-La Roche Inc.
340 Kingsland Street
Nutley, NJ 07110
Attention: General Counsel
Facsimile No.: (973) 235-3500
     with a copy to:
Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attention: Marc O. Williams
Facsimile No.: (212) 450-3800
     if to the Company, to:
Memory Pharmaceuticals Corp.
100 Philips Parkway
Montvale, NJ 07645
Attention: Jzaneen Lalani
Facsimile No.: (201) 802-7126
     with a copy to:
Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018-1405
Attention: J. D. Weinberg
                Ellen B. Corenswet
Facsimile No.: (212) 841-1010
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received on the next succeeding business day in the place of receipt.
     Section 12.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Acceptance Date.
     Section 12.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) after the Acceptance Date, (ii) no amendment shall be made that decreases the Offer Price or the Merger Consideration and (iii) any such amendment shall require the approval of a majority of the Continuing Directors and (b) after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.
     (c) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
     Section 12.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
     (b) Termination Fee. (i) If this Agreement is terminated by Parent pursuant to Section 11.01(c)(i) or by the Company pursuant to Section 11.01(d)(i), then the Company shall pay to Parent in immediately available funds $1.5 million (the “Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.
     (ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 11.01(b)(i) or Section 11.01(c)(iii), (B) after the date of this Agreement and prior to the expiration or termination of the Offer in accordance with the terms of this Agreement, a bona fide Acquisition Proposal is made (excluding (1) any offer, proposal or inquiry relating to any licensing or collaboration agreement that (x) does not involve an equity investment in the Company or any of its Subsidiaries that would otherwise constitute an Acquisition Proposal, and (y) is of the type that is entered into by the Company in the ordinary course of its business consistent with past practices and (2) an Acquisition Proposal relating to a Covered Equity Investment made in compliance with Section 7.04 (g)) and shall have been publicly announced or otherwise been communicated by or on behalf of the Person making such Acquisition Proposal to the Board of Directors or by or on behalf of the Company or such Person to the Company’s stockholders, and not withdrawn, and (C) within 9 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders a Qualifying Acquisition Proposal or a Qualifying Acquisition Proposal shall have been consummated, then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee; provided that this Section 12.04(b)(ii) shall not apply if this Agreement is terminated by the Company pursuant to Section 11.01(b)(i) and, at the time of such termination, Parent and Merger Subsidiary are not permitted to terminate this Agreement pursuant to Section 11.01(b)(i).
     (iii) In no event shall the Company be required to pay the Termination Fee on more than one occasion.
     For purposes of this Agreement, “Qualifying Acquisition Proposal” means an Acquisition Proposal (provided that, for purposes of this definition, (i) each reference to 20% in the definition of Acquisition Proposal shall be deemed a reference to “50%”, and (ii) the proviso contained in the definition of Acquisition Proposal shall be disregarded) that implies an enterprise value for the Company and its Subsidiaries equal to at least 50% of the enterprise value for the Company and its Subsidiaries implied by the transactions contemplated by this Agreement.
     (c) Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement.
     Section 12.05. Disclosure Schedule and SEC Document References. (a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that reference concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.
     (b) The parties hereto agree that any information contained in any part of any Filed SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that in no event shall any information contained in any part of any Filed SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement.
     Section 12.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations under this Agreement, enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer or shares converted into the right to receive the Merger Consideration.
     Section 12.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
     Section 12.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.
     Section 12.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 12.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 12.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
     Section 12.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 12.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

MEMORY PHARMACEUTICALS CORP.
By:	/s/ Vaughn M. Kailian
	Name:	Vaughn M. Kailian
	Title:	Chief Executive Officer

HOFFMANN-LA ROCHE INC.
By:	/s/ Frederick C. Kentz III
	Name:	Frederick C. Kentz III
	Title:	Vice President

900 NORTH POINT ACQUISITION CORPORATION
By:	/s/ Frederick C. Kentz III
	Name:	Frederick C. Kentz III
	Title:	President and Director

ANNEX I
     Notwithstanding any other provision of the Offer, Merger Subsidiary shall not be required to accept for payment or pay for any Shares if:
     (i) immediately prior to the expiration of the Offer,
          (A) there shall not have been validly tendered in accordance with the terms of the Offer, and not withdrawn, a number of Shares that, together with the Shares then owned by Parent and/or Merger Subsidiary or any other of its Affiliates, represents at least a majority of the Shares outstanding (assuming the exercise of all Company Stock Options and Company Warrants, in each case, exercisable immediately prior to the expiration of the Offer and having an exercise price per Share that is equal to or less than the Offer Price immediately prior to the consummation of the Offer) (the “Minimum Condition”), or
          (B) CFIUS shall not have completed its national security review and, if necessary, investigation, under Exon-Florio, and concluded that there are no unresolved national security concerns sufficient to warrant further action under Exon-Florio; or
     (ii) at any time on or after the date of this Agreement and prior to the expiration of the Offer any of the following shall have occurred and be continuing as of immediately prior to the expiration of the Offer,
          (A) any Applicable Law shall have been enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Authority that would directly or indirectly, make illegal, or otherwise directly or indirectly prohibit the consummation of the Offer or the Merger, or there shall be instituted or pending any action or proceeding by any Governmental Authority that would make illegal or prohibit the consummation of the Offer or the Merger,
          (B) (1) any of the representations and warranties of the Company contained in the second sentence of Section 5.05(a) or in Section 5.21 shall not be true in all material respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true in all material respects only as of such time) and (2) any of the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall not be true at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (2) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,
          (C) the Company shall have materially breached, or failed to perform in all material respects, its obligations under this Agreement prior to such time,
          (D) the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the Offer Conditions specified in paragraphs (B) and (C) do not exist,
          (E) there shall have occurred any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, or
          (F) this Agreement shall have been terminated in accordance with its terms.
     Subject to the terms and conditions of this Agreement, the foregoing Offer Conditions are for the sole benefit of Parent and Merger Subsidiary and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent or Merger Subsidiary, in whole or in part, at any time, at the sole discretion of Parent or Merger Subsidiary.

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